As filed with the Securities and Exchange Commission on December 27, 2001.

File No. -________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AARON RENTS, INC.
(Exact Name of Issuer as Specified in its Charter)

Georgia (State or Other Jurisdiction of Incorporation or Organization)	58-0687630 (I.R.S. Employer Identification Number)

AARON RENTS, INC.
309 E. Paces Ferry Road, N.E.
Atlanta, Georgia 30305
(404) 231-0011
(Address and Telephone Number of Issuer's Principal Executive Offices)

2001 Stock Option and Incentive Award Plan
Stock Option Award Agreement between the Registrant and R. Charles Loudermilk, Sr.
Stock Option Award Agreement between the Registrant and Gilbert L. Danielson
Stock Option Award Agreement between the Registrant and Robert C. Loudermilk, Jr.
(Full Title of the Plans)

Mr. Gilbert L. Danielson
AARON RENTS, INC.
309 E. Paces Ferry Road, N.E.
Atlanta, Georgia 30305
(404) 231-0011
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
 W. Benjamin Barkley, Esq.
KILPATRICK STOCKTON LLP
1100 Peachtree Street, N.E.
Atlanta, Georgia 30309-4530
(404) 815-6500

Calculation of Registration Fee
Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock	725,000 shares	N/A	$11,259,250	$2,690.96

(1) Determined in accordance with Rule 457(c) under the Securities Act of 1933, based on $15.53, the average of the high and low prices on the New York Stock Exchange on December 20, 2001.

(2) Pursuant to Rule 416, this Registration Statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends, reclassifications of stock, corporate transactions or similar transactions.

PART II.       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.            INCORPORATION OF DOCUMENTS BY REFERENCE

                     The following documents are incorporated by reference into this Registration Statement and are deemed to be a part hereof from the date of the filing of such documents:

(1)	The Registrant’s Annual Report on Form 10-K filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for its fiscal year ended December 31, 2000.

(2)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the report referenced in item 1 above.

(3)	The description of the Common Stock contained in the Registrant’s registration statements filed under Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such description.

(4)	All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities that remain unsold.

ITEM 4.            DESCRIPTION OF SECURITIES

                          Not Applicable.

ITEM 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL

                          Not Applicable.

ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS

            As provided under Georgia law, the Registrant’s Amended and Restated Articles of Incorporation provide that a director shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of duty of care or any other duty owed to the Registrant as a director. Georgia law provides that no provision in articles of incorporation or by-laws shall eliminate or limit the liability of a director (a) for any appropriation, in violation of the director’s duties, of any business opportunity of the Registrant, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions, or (d) for any transaction from which the director received an improper benefit.

            Article VII of the Registrant’s Amended By-laws provides that the Registrant shall indemnify its officers and directors for any liability and expense incurred by them in connection with or resulting from any threatened, pending or completed legal action or other proceeding or investigation by reason of his being or having been an officer or director. An officer or director may only be indemnified if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to a criminal matter, he did not have reasonable cause to believe that his conduct was unlawful. No officer or director who has been adjudged liable for the improper receipt of a personal benefit is entitled to indemnification.

            Any officer or director who has been wholly successful on the merits or otherwise in an action or proceeding in his official capacity is entitled to indemnification as to expenses by the Registrant as of right. All other determinations in respect of indemnification shall be made by either: (i) a majority vote of a quorum of disinterested directors; (ii) independent legal counsel selected in accordance with the By-laws and at the request of the Board; or (iii) the holders of a majority of the Registrant’s stock who at such time are entitled to vote for the election of directors.

            The provisions of the Registrant’s Bylaws on indemnification are consistent in all material respects with the laws of the State of Georgia, which authorize indemnification of corporate officers and directors.

            In the event any payments are made to an officer or director by way of indemnity, other than by court order, action of the shareholders or by an insurance carrier, the Registrant must notify its shareholders of such payment and all relevant details in a timely manner and in no event later than 15 months after the date of such payment.

            The Registrant’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

ITEM 7.            EXEMPTION FROM REGISTRATION CLAIMED

                           Not Applicable.

ITEM 8.            EXHIBITS

                  The exhibits included as part of this Registration Statement are as follows:

Exhibit Number	Description

4(a)	2001 Stock Option and Incentive Award Plan

4(b)	Stock Option Award Agreement between the Registrant and R. Charles Loudermilk, Sr.

4(c)	Stock Option Award Agreement between the Registrant and Gilbert L. Danielson

4(d)	Stock Option Award Agreement between the Registrant and Robert C. Loudermilk, Jr.

4(e)	Amended and Restated Articles of Incorporation of the Registrant (included as Exhibit 3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 filed with the Securities and Exchange Commission and incorporated herein by reference)

4(f)	Amended and Restated Bylaws of the Registrant (included as Exhibit 2.2 to the Registrant’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on October 22, 1992 and incorporated herein by reference)

5(a) & 23(a)	Opinion and Consent of Counsel to Registrant

23(b)	Consent of Ernst & Young LLP

24(c)	Power of Attorney (See signature page)

ITEM 9.            UNDERTAKINGS

                                     (a)   The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement, to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                      (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                     (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

                     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on December 27, 2001.

AARON RENTS, INC.
By:	/s/ Gilbert L. Danielson

Gilbert L. Danielson Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

                     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gilbert L. Danielson as attorney-in-fact, having the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

                     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 27, 2001.

Signature	Position
/s/ R. Charles Loudermilk, Sr.	Chief Executive Officer (Principal Executive Officer) and Chairman of the Board of Directors

R. Charles Loudermilk, Sr.

/s/ Robert C. Loudermilk, Jr.	President, Chief Operating Officer and Director

Robert C. Loudermilk, Jr.

/s/ Gilbert L. Danielson	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)

Gilbert L. Danielson

/s/ Robert P. Sinclair, Jr.

Robert P. Sinclair, Jr.	Vice President and Corporate Controller (Principal Accounting Officer)

/s/ William K. Butler	President, Aaron Sales and Lease Ownership Division, and Director

William K. Butler

/s/ Ronald W. Allen	Director

Ronald W. Allen

/s/ Ronald W. Allen	Director

Ronald W. Allen

/s/ Leo Benatar	Director

Leo Benatar

/s/ Earl Dolive	Director

Earl Dolive

/s/ J. Rex Fuqua	Director

J. Rex Fuqua

Director

Ingrid Saunders Jones

/s/ M. Collier Ross	Director

M. Collier Ross

EXHIBIT INDEX

Exhibit Number	Description

4(a)	2001 Stock Option and Incentive Award Plan

4(b)	Stock Option Award Agreement between the Registrant and R. Charles Loudermilk, Sr.

4(c)	Stock Option Award Agreement between the Registrant and Gilbert L. Danielson

4(d)	Stock Option Award Agreement between the Registrant and Robert C. Loudermilk, Jr.

4(e)	Amended and Restated Articles of Incorporation of the Registrant (included as Exhibit 3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 filed with the Securities and Exchange Commission and incorporated herein by reference)

4(f)	Amended and Restated Bylaws of the Registrant (included as Exhibit 2.2 to the Registrant’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on October 22, 1992 and incorporated herein by reference)

5(a) & 23(a)	Opinion and Consent of Counsel to Registrant

23(b)	Consent of Ernst & Young LLP

24(c)	Power of Attorney (See signature page)